AGREEMENT AND PLAN OF MERGER

                        			   BY AND AMONG

		                  BANGOR HYDRO-ELECTRIC COMPANY

                           				  AND

              		   NS POWER HOLDINGS INCORPORATED

             		      dated as of June 29, 2000




                  			   TABLE OF CONTENTS
							                                                     Page
                                                  							   ----
                    			      ARTICLE I


                  			     THE MERGER

Section 1.01   THE MERGER                                    1
Section 1.02   EFFECTS OF THE MERGER                         1
Section 1.03   EFFECTIVE TIME OF THE MERGER                  1
Section 1.04   DIRECTORS                                     2
Section 1.05   OFFICERS                                      2

                  		      ARTICLE II

                    TREATMENT OF SHARES
Section 2.01    EFFECT OF THE MERGER ON CAPITAL STOCK        2
Section 2.02    SURRENDER OF SHARES                          3
Section 2.03    WITHHOLDING RIGHTS                           5

              		       ARTICLE III


             		       THE CLOSING

Section 3.01    CLOSING                                      5

             		       ARTICLE IV

      	 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01    ORGANIZATION AND QUALIFICATION               6
Section 4.02    SUBSIDIARIES AND JOINT VENTURES              6
Section 4.03    CAPITALIZATION                               7
Section 4.04    AUTHORITY; NON-CONTRAVENTION; STATUTORY
              		APPROVALS; COMPLIANCE                        7
Section 4.05    REPORTS AND FINANCIAL STATEMENTS             9
Section 4.06    ABSENCE OF CERTAIN CHANGES OR EVENTS.       10
Section 4.07    LITIGATION.                                 10
Section 4.08    INFORMATION SUPPLIED.                       11
Section 4.09    TAX MATTERS.                                11
Section 4.10    EMPLOYEE MATTERS; ERISA.                    13
Section 4.11    ENVIRONMENTAL PROTECTION.                   17
Section 4.12    REGULATION AS A UTILITY.                    19
Section 4.13    VOTE REQUIRED.                              19
Section 4.14    OPINION OF FINANCIAL ADVISOR.               19
Section 4.15    OWNERSHIP OF PARENT COMMON STOCK.           19
Section 4.16    TAKEOVER PROVISIONS.                        20
Section 4.17    NUCLEAR FACILITIES.                         20
Section 4.18    TITLE TO REAL PROPERTIES.                   20
Section 4.19    MATERIAL CONTRACTS.                         21

                    			   ARTICLE V

  	     REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.01    ORGANIZATION AND QUALIFICATION.             22
Section 5.02    SUBSIDIARIES.                               23
Section 5.03    CAPITALIZATION.                             23
Section 5.04    AUTHORITY; NON-CONTRAVENTION; STATUTORY
              		APPROVALS; COMPLIANCE.                      23
Section 5.05    REPORTS AND FINANCIAL STATEMENTS.           24
Section 5.06    INFORMATION SUPPLIED.                       25
Section 5.07    REGULATION AS A UTILITY.                    26
Section 5.08    OWNERSHIP OF COMPANY COMMON STOCK.          26
Section 5.09    FINANCING.                                  26
Section 5.10    VOTE REQUIRED.                              26

                  			   ARTICLE VI

        	     CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01    COVENANTS OF THE PARTIES.                   26
Section 6.02    COVENANT OF THE COMPANY; ALTERNATIVE
              		PROPOSALS.                                  31
Section 6.03    CONTROL OF OTHER PARTY'S BUSINESS.          32

                  			    ARTICLE VII

           		      ADDITIONAL AGREEMENTS

Section 7.01    ACCESS TO INFORMATION.                      33
Section 7.02    REGULATORY AND OTHER APPROVALS.             33
Section 7.03    SHAREHOLDER APPROVAL; PROXY STATEMENT.      34
Section 7.04    DIRECTORS' AND OFFICERS' INDEMNIFICATION.   35
Section 7.05    DISCLOSURE SCHEDULES.                       36
Section 7.06    PUBLIC ANNOUNCEMENTS.                       36
Section 7.07    CERTAIN EMPLOYEE AGREEMENTS AND
              		ARRANGEMENTS.                               36
Section 7.08    EMPLOYEE BENEFIT PLANS.                     37
Section 7.09    EXPENSES.                                   38
Section 7.10    FURTHER ASSURANCES.                         38
Section 7.11    CORPORATE OFFICES.                          39
Section 7.12    COMMUNITY INVOLVEMENT.                      39
Section 7.13    TRANSITION STEERING TEAM.                   39

                  			ARTICLE VIII

                  			 CONDITIONS

Section 8.01    CONDITIONS TO EACH PARTY'S OBLIGATION TO
              		EFFECT THE MERGER.                          39
Section 8.02    CONDITIONS TO OBLIGATION OF PARENT TO
	              	EFFECT THE MERGER.                          40
Section 8.03    CONDITIONS TO OBLIGATION OF THE COMPANY
	              	TO EFFECT THE MERGER.                       41

                  			   ARTICLE IX

          		TERMINATION, AMENDMENT AND WAIVER

Section 9.01    TERMINATION.                                42
Section 9.02    EFFECT OF TERMINATION.                      43
Section 9.03    TERMINATION FEE; EXPENSES.                  43
Section 9.04    AMENDMENT.                                  44
Section 9.05    WAIVER.                                     44

                 			  ARTICLE X

          		    GENERAL PROVISIONS

Section 10.01   NON-SURVIVAL; EFFECT OF REPRESENTATIONS
              		AND WARRANTIES.                             45
Section 10.02   BROKERS.                                    45
Section 10.03   NOTICES.                                    45
Section 10.04   MISCELLANEOUS.                              46
Section 10.05   INTERPRETATION.                             46
Section 10.06   COUNTERPARTS; EFFECT.                       47
Section 10.07   PARTIES IN INTEREST.                        47
Section 10.08   WAIVER OF JURY TRIAL.                       47
Section 10.09   ENFORCEMENT; SUBMISSION TO JURISDICTION;
              		WAIVER.                                     47



                 		   GLOSSARY OF DEFINED TERMS

The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"1935 Act"                                 --       Section 4.05
"Agreement"                                --       Preamble
"Alternative Proposal"                     --       Section 6.02
"Canceled Shares"                          --       Section 2.02(b)
"Certificates"                             --       Section 2.02(b)
"CFIUS"                                    --       Section 7.02(b)
"Closing"                                  --       Section 3.01
"Closing Agreement"                        --       Section 4.09(i)
"Closing Date"                             --       Section 3.01
"Code"                                     --       Section 2.03
"Company"                                  --       Preamble
"Company Common Stock"                     --       Section 2.01(b)
"Company Disclosure Schedule"              --       Section 7.05(ii)
"Company Employee Benefit Plan"            --       Section 4.10(a)
"Company Financial Statements"             --       Section 4.05
"Company Material Adverse Effect"          --       Section 4.01
"Company Material Contract"                --       Section 4.19
"Company Preferred Stock"                  --       Section 4.03
"Company Required Consents"                --       Section 4.04(b)
"Company Required Statutory Approvals"     --       Section 4.04(c)
"Company SEC Reports"                      --       Section 4.05
"Company Shareholders' Approval"           --       Section 4.13
"Company Special Meeting"                  --       Section 7.03(a)
"Confidentiality Agreement"                --       Section 7.01
"Continuing Company Employees"             --       Section 7.08(a)
"Disclosure Schedules"                     --       Section 7.05
"Dissenting Shares"                        --       Section 2.01(e)
"DOE"                                      --       Section 4.05
"Effective Time"                           --       Section 1.03
"Environmental Claim"                      --       Section 4.11(g)(I)
"Environmental Law"                        --       Section 4.11(g)(ii)
"Environmental Permits"                    --       Section 4.11(b)
"ERISA"                                    --       Section 4.10(a)
"ERISA Affiliate"                          --       Section 4.10(c)
"Exchange Act"                             --       Section 4.05
"Exchange Fund"                            --       Section 2.02(a)
"Exhibits"                                 --       Section 10.05
"FCC"                                      --       Section 4.05
"FERC"                                     --       Section 4.05
"Final Order"                              --       Section 8.01(d)
"Governmental Authority"                   --       Section 4.04(c)
"Hazardous Materials"                      --       Section 4.11(g)(iii)
"HSR Act"                                  --       Section 7.02(a)
"Indemnified Liabilities"                  --       Section 7.04(a)
"Indemnified Party "                       --       Section 7.04(a)
"Initial Termination Date"                 --       Section 9.01(b)
"IRS"                                      --       Section 4.10(a)
"joint venture"                            --       Section 4.02
"Liens"                                    --       Section 4.04(b)
"Maine Yankee"                             --       Section 4.17
"MBCA"                                     --       Section 1.02
"Merger"                                   --       Section 1.01
"Merger Consideration"                     --       Section 2.01(c)
"Merger Sub"                               --       Preamble
"Merger Sub Common Stock"                  --       Section 5.03(b)
"MPUC"                                     --       Section 4.05
"NRC"                                      --       Section 4.17
"Parent"                                   --       Preamble
"Parent Common Stock"                      --       Section 5.03(a)
"Parent Disclosure Schedule"               --       Section 7.05(i)
"Parent Financial Statements"              --       Section 5.05
"Parent Material Adverse Effect"           --       Section 5.01
"Parent Preferred Stock"                   --       Section 5.03(a)
"Parent Reports"                           --       Section 5.05
"Parent Required Consents"                 --       Section 5.04(b)
"Parent Required Statutory Approvals"      --       Section 5.04(c)
"Paying Agent"                             --       Section 2.02(a)
"PCBs"                                     --       Section 4.11(g)(iii)(A)
"Per Share Amount"                         --       Section 2.01(c)
"Post Closing Plans"                       --       Section 7.08(b)
"Power Act"                                --       Section 4.05
"Proxy Statement"                          --       Section 4.08
"Releases "                                --       Section 4.11(g)(iv)
"Representatives"                          --       Section 7.01
"SEC"                                      --       Section 4.05
"subsidiary"                               --       Section 4.01
"Surviving Corporation"                    --       Section 1.01
"Takeover Laws"                            --       Section 4.16
"Tax Return"                               --       Section 4.09
"Tax Ruling"                               --       Section 4.09(i)
"Taxes"                                    --       Section 4.09
"Transition Steering Team"                 --       Section 7.13
"U.S. GAAP"                                --       Section 4.05
"Violation"                                --       Section 4.04(b)
"WARN Act"                                 --       Section 4.10(m)
"Warrants"                                 --       Section 4.03

AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2000 (this
"Agreement"), by and among Bangor Hydro-Electric Company, a Maine corporation (the "Company") and NS Power Holdings Incorporated, a Nova Scotia company ("Parent").

WHEREAS, the Company and Parent have determined to engage in a business combination transaction on the terms stated herein; and

WHEREAS, the Boards of Directors of the Company and Parent have approved and deemed it advisable and in the best interests of their respective shareholders to consummate the transactions contemplated hereby under which the businesses of the Company and Parent would be combined by means of the merger of a wholly-owned indirect subsidiary of Parent to be formed by Parent ("Merger Sub") with and into the Company, with the Company being the surviving entity, as a result of which Parent will own directly all of the outstanding shares of common stock of the Company.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                      				 ARTICLE I

                      				THE MERGER
                      				----------
Section 1.01 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into the Company (the "Merger") in accordance with the laws of the State of Maine. The Company shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Maine. The effects and the consequences of the Merger shall be as set forth in Section 1.02. Throughout this Agreement, the term "Merger Sub" shall refer to Merger Sub prior to the Merger and the term "Surviving Corporation" shall refer to Company in its capacity as the surviving corporation in the Merger.

Section 1.02  EFFECTS OF THE MERGER.  At the Effective Time, (i) the
Articles of Incorporation, as amended, of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation, and (ii) the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation of the Surviving Corporation and such by-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 905 of the Maine Business Corporation Act (the "MBCA").

Section 1.03 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 3.01), articles of merger complying with Section 903 of the MBCA, with respect to the Merger, shall be filed with the Secretary of the State of Maine. The Merger shall become effective upon the filing of the articles of merger with the Secretary of the State of Maine, or at such later date and time as may be set forth in the articles of merger (the "Effective Time").

Section 1.04 DIRECTORS. There shall be at least nine members on the Board of Directors of the Surviving Corporation as of the Effective Time. The initial directors of the Surviving Corporation (at least four of whom shall be directors of the Company immediately prior to the Effective Time) shall be designated in writing by Parent before the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the MBCA. In addition, as promptly as reasonably practicable after the Effective Time, in accordance with the by-laws of Parent, the Board of Directors of Parent shall increase by one the number of directors on the Board of Directors of Parent and shall thereupon appoint as a director, one director of the Company designated by Parent who is not a full-time employee of the Surviving Corporation.

Section 1.05 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of, and shall hold the same positions with, the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of organization and by-laws of the Surviving Corporation, or as otherwise provided by the MBCA.

              			      ARTICLE II

             			  TREATMENT OF SHARES
            			  --------------------

Section 2.01 EFFECT OF THE MERGER ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

    (a) Shares of Merger Sub Common Stock. Each share of common stock of Merger Sub (the "Merger Sub Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

    (b) Cancellation of Certain Company Common Stock. Each share of common stock, par value $5.00 per share, of the Company (the "Company Common Stock") that is owned by the Company as treasury stock and all shares of Company Common Stock that are owned by Parent (if any) shall be canceled and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

    (c) Conversion of Company Common Stock.  Each share of Company
Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 2.01(e)) and shares to be canceled in accordance with Section 2.01(b)) shall be canceled and converted in accordance with the provisions of this Section 2.01 into the right to receive cash in U.S. dollars in the amount (the "Per Share Amount") of $26.50, as such amount may hereafter be adjusted in accordance with Section 2.01(d) hereof (the "Merger Consideration"), payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in the manner provided in Section 2.02, of the certificate formerly evidencing such share.

    (d) Adjustment in Amount of Merger Consideration. In the event that (i) the Closing Date (as defined in Section 3.01) shall not have occurred on or prior to the date which is twelve (12) months from the date hereof, and (ii) all conditions to closing of the Merger have been satisfied or are capable of being satisfied except for (A) any Parent Required Statutory Approvals and/or (B) the receipt of authorizations described in
Section 7.02(c), then the Per Share Amount shall be increased, for each day after such date up to and including the day which is one day prior to the Closing Date, by an amount equal to U.S.$.003.

    (e) Dissenting Shares.  Each outstanding share of Company Common
Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by applicable law; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for payment for shares or lose the right to payment for shares, in either case pursuant to the MBCA, shall be deemed to be converted into, as of the Effective Time, the right to receive cash pursuant to Section 2.01(c). The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

    (f) Shares of Company Preferred Stock.  Each share of Company
Preferred Stock (as defined in Section 4.03) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding as one fully paid and nonassessable share of preferred stock, par value $100 per share, of the Surviving Corporation.

    (g) Cancellation and Settlement with Respect to Warrants. From and after the Effective Time, each Warrant (as defined in Section 4.03), whether vested or unvested, shall entitle the holder thereof, in cancellation and settlement therefor, to a payment in cash by the Company (less any applicable withholding taxes), promptly following the Effective Time, equal to the product of (i) the total number of shares of Company Common Stock then subject to such Warrant, whether vested or unvested, and (ii) the excess, if any, of the Per Share Amount over the exercise price per share of the Company Common Stock subject to such Warrant.

Section 2.02  SURRENDER OF SHARES. (a) Deposit with Paying Agent.
Prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company in the United States to act as agent (the "Paying Agent") for the benefit of the holders of Company Common Stock to receive the funds to which holders of Company Common Stock shall become entitled pursuant to
Section 2.01(c) (the "Exchange Fund"). From time to time at, immediately prior to or after the Effective Time, Parent or Merger Sub shall make or cause to be made available to the Paying Agent immediately available funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of Certificates (as defined in Section 2.02(b)) in accordance with Section 2.02(b), it being understood that any and all interest or other income earned on funds made available to the Paying Agent pursuant to this Section 2.02(a) shall belong to and shall be paid (at the time provided for in Section 2.02(e)) as directed by Parent or Merger Sub. Any such funds deposited with the Paying Agent by Parent or Merger Sub shall be invested by the Paying Agent as directed by Parent or Merger Sub.

    (b) Exchange Procedure. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Company Common Stock (the "Canceled Shares") that were canceled and became instead the right to receive the Merger Consideration pursuant to Section 2.01(c): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate or Certificates to the Paying Agent for cancellation (or to such other agent or agents as may be appointed by Parent and are reasonably acceptable to the Company), together with a duly executed letter of transmittal and such other documents as the Paying Agent shall require, the holder of such Certificate or Certificates shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly evidenced by such Certificate or Certificates which such holder has the right to receive pursuant to Section 2.01(c). In the event of a transfer of ownership of Canceled Shares which is not registered in the transfer records of the Company, the Merger Consideration in respect of such Canceled Shares may be given to the transferee thereof if the Certificate or Certificates representing such Canceled Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. At any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Merger Consideration subject to and upon the surrender of such Certificate as contemplated by this Section 2.02. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to
Section 2.01(c).

    (c) No Further Ownership Rights in Company Common Stock.  The
Merger Consideration paid upon the surrender of Certificates in accordance with the terms of Section 2.01(c) shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby. From and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers thereon of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

    (d) Lost, Stolen or Destroyed Certificates. In the event any owner of any Certificate shall claim that such Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the owner of such Certificate and delivery of that affidavit to the Paying Agent and, if required by Parent or Merger Sub, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against Parent, the Company or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable upon due surrender of, and deliverable pursuant to this Section 2.02 in respect of, the shares of Company Common Stock to which such Certificate relates.

    (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Consideration payable upon due surrender of the Certificates held by them. Neither Parent, Merger Sub nor the Surviving Corporation shall be liable to any former holder of shares of Company Common Stock for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.03 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                   			     ARTICLE III

                  			     THE CLOSING
                  			     -----------
Section 3.01 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Winthrop, Stimson, Putnam & Roberts, New York, New York, at 10:00 a.m., New York City time, on the fifth business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time, date and place as the Company and Parent shall mutually agree (the "Closing Date").

                     			    ARTICLE IV

        	   REPRESENTATIONS AND WARRANTIES OF THE COMPANY
        	   ----------------------------------------------

The Company represents and warrants to Parent as follows:

Section 4.01  ORGANIZATION AND QUALIFICATION.  Except as set forth in
Section 4.01 of the Company Disclosure Schedule (as defined in Section 7.05(ii)), the Company and each of its subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement (any such material adverse effect being hereafter referred to as a "Company Material Adverse Effect"). As used in this Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person. True and complete copies of the Articles of Incorporation, as amended, and by-laws of the Company as in effect on the date hereof, have been made available to Parent.

Section 4.02  SUBSIDIARIES AND JOINT VENTURES.  Section 4.02 of the
Company Disclosure Schedule sets forth a description as of the date hereof, of all subsidiaries and joint ventures of the Company, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.02 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of such shares, and the Company's outstanding equity interests in the joint ventures listed on Section 4.02 of the Company Disclosure Schedule are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating the Company or any of any of its subsidiaries to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "joint venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than ten (10) percent of any class of the outstanding voting securities or equity of any such entity.

Section 4.03 CAPITALIZATION. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 600,000 shares of preferred stock, par value $100 per share ("Company Preferred Stock"). As of the date hereof, there were issued and outstanding 7,363,424 shares of Company Common Stock and 47,340 shares of Company Preferred Stock. The shares of Company Preferred Stock are not listed for trading on any securities exchange and the holders thereof have no rights to require the Company to obtain such listing. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for outstanding warrants to purchase Company Common Stock on a one-for-one basis at a current exercise price of $7.00 per share of Company Common Stock (subject to future adjustment), of which 1,503,215 are outstanding as of the date hereof (the "Warrants"), there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company, or obligating the Company to grant, extend or enter into any such agreement or commitment. As of the Effective Time, each Warrant will provide the Company with the exclusive right, exercisable at its sole discretion, to pay cash upon any exercise thereof in lieu of issuing Company Common Stock in the amount calculated pursuant to such Warrant. Section 4.03 of the Company Disclosure Schedule sets forth the dates the Warrants are exercisable and the expiration dates of the Warrants. A true and accurate copy of the form of Warrant has been delivered to Parent.

Section 4.04  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.
(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 4.13) and the Company Required Statutory Approvals (as defined in Section 4.04(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company subject to obtaining the Company Shareholders' Approval with respect to the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether such enforceability is considered in a proceeding in equity or at law).

    (b) Non-Contravention. Except as set forth in Section 4.04(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in a right of termination, cancellation, or acceleration of any obligation under, or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance ("Liens") upon any of the properties or assets of the Company, any of its subsidiaries or, to the knowledge of the Company, any of its joint ventures (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation" with respect to the Company (such term when used in Article V having a correlative meaning with respect to Parent)) pursuant to any provisions of
(i) the Articles of Incorporation or by-laws of the Company or any of its subsidiaries or joint ventures, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.04(c)) applicable to the Company or any of its subsidiaries, or any of their respective properties or assets, or
(iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.04(b) of the Company Disclosure Schedule (the "Company Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries or joint ventures is a party or by which the Company or any of its subsidiaries or joint ventures or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

    (c) Statutory Approvals. Except as described in Section 4.04(c) of the Company Disclosure Schedule, (i) no authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") and (ii) no declaration, filing or registration with, or notice to any Governmental Authority (other than any declaration, filing or registration with, or notice to any local Governmental Authority), is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would have, in the aggregate, a Company Material Adverse Effect (the "Company Required Statutory Approvals").

    (d)  Compliance.  Except as set forth in Section 4.04(d) or Section
4.11 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.05) filed prior to the date hereof, neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any of its joint ventures is in violation of or has been given notice of any purported violation of, any law, statute, order, rule, regulation or judgment (including, without limitation, any applicable Environmental Law, as defined in Section 4.11(g)(ii)) of any Governmental Authority (including, without limitation, those Governmental Authorities identified in Section 4.05) except for violations that, in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Except as set forth in Section 4.04(d) or
Section 4.11 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports filed prior to the date hereof, the Company, its subsidiaries and, to the knowledge of the Company, its joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would, in the aggregate, not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time (including, without limitation, the expiration of a temporary waiver) or action by a third party, could result in a default under, (i) its Articles of Incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults under the foregoing clause (ii) that, in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

    (e)  Except as set forth in Section 4.04(e) of the Company
Disclosure Schedule, there is no "non-competition" or other similar consensual contract or agreement that restricts the ability of the Company, any of its subsidiaries or, to the knowledge of the Company, any of its joint ventures to conduct any business in any geographic area or that would reasonably be expected to restrict the Surviving Corporation or any of its affiliates to conduct business in any geographic area.

Section 4.05 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by the Company or any of its subsidiaries since December 31, 1998 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Public Utility Holding Company Act of 1935, as amended (the "1935
Act"), the Federal Power Act, as amended (the "Power Act"), the Communications Act of 1934, and applicable state laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), the Department of Energy (the "DOE"), the Federal Communications Commission (the "FCC") or any appropriate state public utilities commission (including, without limitation, to the extent required, the Maine Public Utilities Commission (the
"MPUC")), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including, but not limited to, all rates, tariffs, franchises, services agreements and related documents, and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its subsidiaries with the SEC since December 31, 1998 (as such documents have since the time of their filing been amended, the "Company SEC Reports"), which are all the documents (other than preliminary materials) that the Company and its subsidiaries were required to file with the SEC under the Exchange Act, the Securities Act of 1933, as amended, and the 1935 Act since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the 1935 Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (collectively, the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its subsidiaries, taken as a whole)) the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as set forth in
Section 4.05 of the Company Disclosure Schedule, each subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

Section 4.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in
Section 4.06 of the Company Disclosure Schedule, since December 31, 1999, the Company and each of its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which has or could reasonably be expected to have, a Company Material Adverse Effect.

Section 4.07 LITIGATION. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.07, Section 4.09 or Section 4.11 of the Company Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or threatened, nor are there any investigations or reviews pending or threatened against, relating to or affecting the Company or any of its subsidiaries (collectively, "Claims"), and (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries, except (A) in the case of new Claims or developments in existing Claims arising after the date hereof, and (B) any of the foregoing under clause (ii), that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the proxy statement relating to the Company Special Meeting (as defined in Section 7.03(a)), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and (ii) any other documents to be filed with the SEC (including, without limitation, under the 1935 Act) or any other Governmental Authority in connection with the Merger and other transactions contemplated hereby shall, on the date of their respective filings or, in the case of the Proxy Statement, on the date mailed to the shareholders of the Company and on the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement and any other documents to be filed with the SEC (including, without limitation, under the 1935 Act) or any other Governmental Authority in connection with the Merger and other transactions contemplated hereby shall comply as to form in all material respects with the requirements of the Exchange Act, the 1935 Act, and applicable state laws and regulations.

Section 4.09 TAX MATTERS. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, environmental (including taxes under Section 59 of the Code), disability, employment, social security, unemployment, payroll, license, estimated, alternative or add-on minimum, stamp, registration, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not, including any transferee liability with respect of any of the foregoing. "Tax Return," as used in this Agreement, means a report, return or other written information required to be supplied to a governmental entity with respect to Taxes.

Except as disclosed in Section 4.09 of the Company Disclosure Schedule:

    (a) Filing of Timely Tax Returns. The Company and each of its subsidiaries have duly filed (or there has been filed on its behalf) within the time prescribed by law all Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects complete and correct.

    (b) Payment of Taxes. The Company and each of its subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken as reflected on the Company's Financial Statements.

    (c) Tax Reserves. The Company and each of its subsidiaries have recorded on their books and records adequate reserves for all Taxes and for any liability for deferred Taxes in accordance with U.S. GAAP.

    (d) Extensions of Time for Filing Tax Returns. Neither the Company nor any of its subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

    (e) Waivers of Statute of Limitations. Neither the Company nor any of its subsidiaries has in effect any extension, outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

    (f) Expiration of Statute of Limitations. The Tax Returns of the Company and each of its subsidiaries either have been examined and settled with the appropriate Tax authority or closed by virtue of the expiration of the applicable statute of limitations for all years through and including 1996.

    (g) Audit, Administrative and Court Proceedings. No material audits or other administrative proceedings are presently pending or threatened with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries and no issues have been raised in writing or orally by any Tax authority in connection with any Tax or Tax Return.

    (h) Tax Liens. There are no Tax liens upon any asset of the Company or any of its subsidiaries except liens for Taxes not yet due.

    (i) Tax Rulings. Neither the Company nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

    (j) Availability of Tax Returns. The Company has provided or made available to Parent complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by the Company or any of its subsidiaries covering all years ending on or after December 31, 1996, (ii) all audit reports and notices of assessment received from any taxing authority relating to any Tax Return filed by the Company or any of its subsidiaries covering all years ending on or after December 31, 1996 and (iii) any Closing Agreements entered into by the Company or any of its subsidiaries with any taxing authority since December 31, 1996.

    (k) Tax Sharing Agreements. Neither the Company nor any of its subsidiaries is a party to any agreement relating to allocating or sharing of Taxes.

    (l) Liability for Others. Neither the Company nor any of its subsidiaries has any liability for any Taxes of any person other than the Company and its subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

Section 4.10   EMPLOYEE MATTERS; ERISA. (a) Each "employee benefit plan"
(as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, deferred compensation, share option or other agreement or arrangement relating to employment or fringe benefits with or for the benefit of any current or former employees or other personnel of the Company or any of its subsidiaries or their dependents or beneficiaries effective as of the date hereof pursuant to which the Company or any of its subsidiaries has or could reasonably be expected to have any liability (collectively, the "Company Employee Benefit Plans") is listed in Section 4.10(a) of the Company Disclosure Schedule, is in material compliance with applicable law, and has been administered and operated in all material respects in accordance with its terms and applicable law. All reports to governmental agencies and all disclosures to participants and beneficiaries have been timely filed and distributed in accordance with applicable law. Each Company Employee Benefit Plan which is intended to be qualified within the meaning of Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the
"IRS") as to such qualification and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of, or have any materially adverse effect on, the qualification of such plans.

    (b) Complete and correct copies of the following documents have been made available to Parent as of the date of this Agreement: (i) all Company Employee Benefit Plans and any related trust agreements or insurance contracts, (ii) the most current summary descriptions of each Company Employee Benefit Plan subject to ERISA, (iii) the three most recent Form 5500s and Schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the IRS with respect to the qualified status of each Company Employee Benefit Plan that is intended to qualify under Sections 401(a) and 501(a) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust or other funding arrangement, (vi) the most recent actuarial report of the qualified actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted and (vii) a summary of any Company Employee Benefit Plan for which there are no written documents.

    (c) Each Company Employee Benefit Plan subject to the requirements of Section 601 of ERISA and Section 4980B of the Code has been operated in material compliance therewith. Neither the Company nor any subsidiary has contributed to a nonconforming group health plan (as defined in Code Section 5000(c)) and no person under common control with the Company within the meaning of Section 414 of the Code ("ERISA Affiliate") has incurred a tax liability under Code Section 5000(a) that is or could reasonably be expected to become a liability of the Company or any subsidiary.

    (d)  Except as set forth in Section 4.10(d) of the Company
Disclosure Schedule, each Company Employee Benefit Plan covers only employees who are employed by the Company or a subsidiary (or former employees or dependents or beneficiaries of any such employees or former employees) with respect to service with the Company or a subsidiary.

    (e)  Except as set forth in Section 4.10(e) of the Company
Disclosure Schedule, neither the Company, any subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA is, or within the six-year period preceding the date of this Agreement, was at any time obligated to contribute to or otherwise was a party to any "multiemployer plan," as that term is defined in Section 4001 of ERISA.

    (f) No event has occurred, and there exists no condition or set of circumstances under which the Company or any subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could be subject to any liability under Section 302 of ERISA, Section 409 of ERISA,
Section 502(i) of ERISA, Title IV of ERISA, Section 412 of the Code or
Section 4975 of the Code or, to the knowledge of the Company, Section 406 of ERISA, except for instances of non-compliance in connection with any Company Employee Benefit Plan which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Pension Plan for Bargaining Unit and Non-Bargaining Unit Employees is fully funded on a plan termination basis.

    (g) Neither the Company nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise that has not been satisfied in full and no event or condition exists or has existed which could reasonably be expected to result in any such material liability. As of the date of this Agreement, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan that is a defined benefit plan under Section 3(35) of ERISA. Each of the Company and any ERISA Affiliate has paid all amounts due to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA.

    (h)  Except as set forth in Section 4.10(h) of the Company
Disclosure Schedule, no employer securities, employer real property or other employer property is or can be included in the assets of any Company Employee Benefit Plan.

    (i) Full payment has been timely made of all contributions, insurance premiums, benefits and other payments which the Company or any affiliate thereof was required under the terms of any Company Employee Benefit Plan and/or applicable law to have paid on or prior to the Effective Time (excluding any amounts not yet due) and no Company Employee Benefit Plan which is subject to Part III of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived.

    (j)  Except as set forth in Section 4.10(j) of the Company
Disclosure Schedule, no amounts paid or payable under any Company Employee Benefit Plan or other agreement, contract, or arrangement has failed or will fail to be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code. No amount or any asset of any Company Employee Benefit Plan or Company VEBA (as defined in Section 501(c)(9) of the
Code) is subject to tax as unrelated business taxable income.

   (k)  Except as set forth in Section 4.10(k) of the Company
Disclosure Schedule, there are no actions, suits or claims pending or, to the knowledge of the Company, threatened (other than routine claims for benefits in the ordinary course) with respect to any Company Employee Benefit Plan.

    (l)  Except as set forth in Section 4.10(l) of the Company
Disclosure Schedule, participants' rights in all terminated Company Employee Benefit Plans qualified under the Code have been fully satisfied.

    (m) The Company and its subsidiaries are parties to the collective bargaining agreements described in Section 4.10(m) of the Company Disclosure Schedule. True and complete copies of such collective bargaining agreements have been provided to Parent. Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, since January 1, 1998, neither the Company nor any of its subsidiaries has been a party to any collective bargaining agreement or other labor contract. Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, since January 1, 1998, no labor organization or group of employees of the Company or any of its subsidiaries has made a demand, and there is not now pending any demand, for recognition or certification, and there has not been, and there is not now, any representation or certification proceeding or petition seeking a representation proceeding pending with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of the Company, no such proceeding or petition is threatened. Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, since January 1, 1998, there has not been and there is not now any organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries which could reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, since January 1, 1998, each of the Company and its subsidiaries has complied and is in compliance with, and there are no outstanding orders or charges against the Company or any of its subsidiaries regarding, all applicable laws and collective bargaining agreements respecting labor, employment and employment practices, including, without limitation, terms and conditions of employment, wages and hours, occupational safety and health, equal employment opportunity, non-discrimination, immigration, benefits, collective bargaining, and the payment of withholding and similar taxes, except for non-compliances which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, since January 1, 1998, there has not been and there is not now any arbitration proceedings arising out of or under any collective bargaining agreement pending against the Company or any of its subsidiaries, and there are no administrative charges, grievances or court complaints, actions, investigations or litigation against the Company or any of its subsidiaries concerning alleged employment discrimination, labor relations, unfair labor practices or other employment related matters pending or, to the knowledge of the Company, threatened before the National Labor Relations Board, U.S. Equal Employment Opportunity Commission or any other Governmental Authority. Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries are in violation of the Federal Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") or 26 M.R.S.A. Section 625-B. The Company and its subsidiaries have paid all levies, assessments and penalties pursuant to any applicable workers' compensation legislation in jurisdictions in which the Company and its subsidiaries conduct business.

    (n) Each Company VEBA (as defined in Section 501(c)(9) of the Code) is exempt from federal income tax. No event has occurred and, to the knowledge of the Company, no circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any Company VEBA or related trust.

    (o) The most recent actuarial report for each Company's (or for any subsidiary's) defined benefit pension plan fairly presents the financial condition and the results of operations of each such plan in accordance with GAAP. Since the last valuation of each such plan, no event has occurred or circumstance exists that would increase the amount of benefits under such plan or that would cause the excess of plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease (other than decreases caused by fluctuations in the market values of plan assets).

    (p)  Except to the extent required under ERISA Section 601 et seq. and
Section 4980B of the Code and except as set forth in Section 4.10(p) of the Company Disclosure Schedule, the Company and its ERISA Affiliates are not obligated to provide health or welfare benefits to any retired or former employee or any active employee following such employee's retirement or other termination of service, other than the benefits reflected in the FAS 106 report dated January 4, 2000. Except as set forth in Section 4.10(p) of the Company Disclosure Schedule, the liability of the Company or any ERISA Affiliate for such post retirement benefits will not increase due to the merger contemplated herein.

    (q) The Company and its ERISA Affiliates have provided complete disclosure of all material financial costs of all obligations owed under any Company Employee Benefit Plan. Except as set forth in Section 4.10(q) of the Company Disclosure Schedule, there are no costs or liabilities of any kind or nature, either relating to pension or welfare benefit plans, not otherwise disclosed in full on the audited financial statements of the Company and its affiliates as of December 31, 1999, which exceed $500,000 for all such plans in the aggregate. This provision shall include, but not be limited to, liabilities under self-funded medical, disability or workers' compensation plans not covered by insurance, so-called "incurred but not reported" or "IBNR" liabilities, unfunded deferred compensation plans and similar employee benefit liabilities.

    (r) The Company is not aware that any employee or director of the Company or any of its subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer or director and any other person or entity ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee, officer or director of the Company or any of its subsidiaries, or
(ii) the ability of the Company or any of its subsidiaries to conduct its business. The Company has not been informed that any director, officer, or other key employee of the Company or any subsidiary intends to terminate his employment with such company.

Section 4.11  ENVIRONMENTAL PROTECTION.  Except as set forth in Section
4.11 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof:

    (a) Compliance. The Company and each of its subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 4.11(g)(ii)) except where the failure to be in such compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any written communication from any Governmental Authority that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws.

    (b) Environmental Permits. The Company and each of its subsidiaries have obtained or have applied for renewals of all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their respective facilities or the conduct of their respective operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or to be in such compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    (c)  Environmental Claims; Judgments.  There is no Environmental
Claim (as defined in Section 4.11(g)(i)) pending (i) against the Company or any of its subsidiaries, or (ii) against any real or personal property or operations that the Company or any of its subsidiaries owns, leases or manages, in whole or in part that, if adversely determined, would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries (i) has entered into or agreed to any consent decree or order, or (ii) is subject to any judgment, decree or judicial order, in each case, relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Materials under any Environmental Law.

    (d) CERCLA. Neither the Company nor any of its subsidiaries has received any written request for information, or been notified (or otherwise has knowledge) that the Company or any of its subsidiaries is a potentially responsible party, under the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any similar state law.

    (e) Releases. Except for Releases of Hazardous Materials the liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, there have been no Releases (as defined in Section 4.11(g)(iv)) of any Hazardous Material (as defined in
Section 4.11(g)(iii)) that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its subsidiaries.

    (f) Predecessors. The Company has no knowledge of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would reasonably be expected to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of the Company or any of its subsidiaries) whose liability the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

    (g)  As used in this Agreement:

	 (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of their respective subsidiaries or joint ventures; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

	 (ii) "Environmental Laws" means all federal, state, local laws, rules, ordinances and regulations, relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

	  (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, coal tar residue, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and
(B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes," "hazardous materials," "extremely hazardous wastes,"
"restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its subsidiaries or joint ventures operates or has stored, treated or disposed of Hazardous Materials.

	  (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

Section 4.12  REGULATION AS A UTILITY.  Except as set forth in Section
4.12 of the Company Disclosure Schedule, neither the Company nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935
Act) of the Company is subject to regulation as (i) a "holding company," a "public-utility company," a "subsidiary company" or an "affiliate" of a "holding company," within the meaning of Sections 2(a)(7), 2(a)(5), 2(a)(8) or 2(a)(11), respectively, of the 1935 Act, (ii) a "public utility" under the Power Act, (iii) a "natural-gas company" under the Natural Gas Act, or
(iv) a public utility or public service company (or similar designation) by the federal government of the United States, any state in the United States or any political subdivision thereof, or by any foreign country.

Section 4.13 VOTE REQUIRED. A majority of the votes represented by the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a class, in favor of the Merger and the other transactions contemplated hereby (the "Company Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.14 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Salomon Smith Barney Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock. A true and complete copy of the written opinion will be delivered to Parent promptly after receipt thereof by the Company.

Section 4.15  OWNERSHIP OF PARENT COMMON STOCK.  Except as set forth in
Section 4.15 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries "beneficially owns" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of the capital stock of Parent.

Section 4.16 TAKEOVER PROVISIONS. The Company has taken all necessary actions within its control so that this Agreement and the transactions contemplated hereby are exempt from (i) the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of Maine, including, without limitation, Section 611-A and Section 910 of the MBCA, and
(ii) the anti-takeover provisions contained in the articles of organization of the Company. The Company is not a party to a shareholders' rights plan or other similar anti-takeover agreement or arrangement.

Section 4.17 NUCLEAR FACILITIES. The Company is a seven (7) percent common stockholder of Maine Yankee Atomic Power Company ("Maine Yankee"), which owns a nuclear generating plant in Wiscasset, Maine that has permanently ceased operations and is in the process of being decommissioned. Maine Yankee holds its own license from the Nuclear Regulatory Commission (the "NRC"). The Company does not have responsibility for the operation of Maine Yankee, it being understood that the Company maintains two (2) representatives on the Maine Yankee Board of Directors. Except as set forth in Section 4.17 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof, to the knowledge of the Company, neither the Company, any of its subsidiaries nor Maine Yankee, is in violation of any applicable health, safety, regulatory, environmental or other legal requirements, including NRC laws and regulations, applicable to Maine Yankee, except for such failure to comply that would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, Maine Yankee maintains emergency plans designed to respond to an unplanned release therefrom of radioactive materials into the environment and insurance coverages consistent with industry practice. The Company has paid its portion of the decommissioning cost of Maine Yankee and the storage of spent fuel billed to date consistent with the most recently approved plan for Maine Yankee and FERC authorized rates. Except as set forth in Section 4.17 of the Company Disclosure Schedule, to the knowledge of the Company, Maine Yankee is not as of the date of this Agreement on the List of Nuclear Power Plants Warranting Increased Regulatory Attention maintained by the NRC.

Section 4.18 TITLE TO REAL PROPERTIES. To the knowledge of the Company, the Company and each of its subsidiaries has good title to, or in the case of leased property and assets have valid leasehold interests in, all real property reflected on the Company Financial Statements or acquired after December 31, 1999, except for (i) properties sold since December 31, 1999 in the ordinary course of business consistent with past practice, and (ii) such imperfections in title and easements, if any, which (A) are not substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the present use of the property subject thereto or affected thereby, or (B) otherwise do not materially impair the Company's business operations. None of such property is subject to any Lien, except:

    (a)  Liens disclosed in the Company Financial Statements;

    (b) Liens for Taxes not yet due or being contested in good faith and for which adequate accruals or reserves have been established on the Company Financial Statements; or

    (c) Liens which do not materially detract from the value or materially interfere with any present use of such property or assets.

Section 4.19 MATERIAL CONTRACTS. (a) Except for purchase orders the Company has provided Parent with a complete and accurate list of any of the following to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound (each, a "Company Material Contract"), together with copies thereof:

	  (i) all written management, compensation, employment or other contracts entered into with any executive officer or director of the Company;

	 (ii) all contracts or arrangements under which the Company or any of its subsidiaries has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability, in each case, in an amount greater than $200,000;

	(iii) all bonds or agreements of guarantee or indemnification in which the Company or any of its subsidiaries acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent) in an amount or potential amount greater than $100,000, other than any such bonds or agreements entered into in connection with an asset or stock acquisition or disposition made by the Company or any of its subsidiaries and other than any such guarantees of the obligations of the Company or any of its subsidiaries;

	 (iv) all non-competition agreements to which the Company or any of its affiliates (other than any director of the Company) is a party;

	  (v)  all partnership and joint venture agreements;

	 (vi) each other material contract or agreement listed as an exhibit to the Company's most recent Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

	(vii) all agreements relating to material business acquisitions or dispositions during the last three years, including any separate tax or indemnification agreements.

To the knowledge of the Company, no party to any Company Material
Contract (other than the Company and any of its subsidiaries) is in default in any material respect under the terms of such Company Material Contract, and each Company Material Contract is in full force and effect, except for any such defaults or failures to be in full force and effect which, individually and in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. To the Company's knowledge, the Company Material Contracts are enforceable by the Company in accordance with their terms.

    (b) Neither (i) any of the Company Material Contracts copies of which were delivered to Parent or its advisors in the period June 26, 2000 through the date hereof, nor (ii) any other Material Contracts amended, modified or affected in any material respect by such first-mentioned Material Contracts,

	    (A) contains any restriction or prohibition, direct or indirect, on the ability of the Company to pay dividends on the Company Common Stock,

	    (B) contains any waiver or forbearance of any covenant or restriction in respect of indebtedness under which the Company is currently operating,

	    (C) obligates the Company to make any expenditure of funds outside of the ordinary course of business,

	    (D) constitutes an incurrence of indebtedness not reflected on the Company Financial Statements,

	    (E) constitutes a nuclear-related obligation (other than with respect to Maine Yankee),

	    (F) results in the imposition of any taxes outside of the ordinary course of business,

	    (G) contains any indemnities by the Company in favor of any third parties (other than indemnities in favor of lenders and trustees customary in financing transactions), or

	    (H)  is a partnership or joint venture agreement.

               			      ARTICLE V

  	      REPRESENTATIONS AND WARRANTIES OF PARENT
	        ----------------------------------------
Parent represents and warrants to the Company as follows:

Section 5.01  ORGANIZATION AND QUALIFICATION.  Except as set forth in
Section 5.01 of the Parent Disclosure Schedule (as defined in Section 7.05(i)), Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Parent and its subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement (any such material adverse effect being hereafter referred to as a "Parent Material Adverse Effect"). True and complete copies of the articles of organization and by-laws of each of Parent and Merger Sub as in effect on the date hereof, have been made available to the Company.

Section 5.02  SUBSIDIARIES.  Section 5.02 of the Parent Disclosure
Schedule sets forth a description as of the date hereof of all material subsidiaries and joint ventures of Parent, including the name of each such entity, the state or jurisdiction of its incorporation or organization, Parent's interest therein, and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in
Section 5.02 of the Parent Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of Parent are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment, except for any of the foregoing that could not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.03 CAPITALIZATION. Except as set forth in Section 5.03 of the Parent Disclosure Schedule, the authorized capital stock of Parent consists of an unlimited number of shares of common stock, no par value, of Parent ("Parent Common Stock"), and an unlimited number of shares of preferred stock, of Parent ("Parent Preferred Stock"). As of the close of business on June 21, 2000, there were issued and outstanding 87,172,909.8462 shares of Parent Common Stock and no shares of Parent Preferred Stock. All of the issued and outstanding shares of the capital stock of Parent are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 5.03 of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent, or obligating Parent to grant, extend or enter into any such agreement or commitment.

Section 5.04  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
COMPLIANCE. (a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the applicable Parent Required Statutory Approvals (as defined in Section 5.04(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether such enforceability is considered in a proceeding in equity or at law).

    (b) Non-Contravention. Except as set forth in Section 5.04(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the articles of organization or by-laws of Parent or any of its subsidiaries, (ii) subject to obtaining Parent Required Statutory Approvals (as defined in Section 5.04(c)) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or any of its subsidiaries, or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.04(b) of the Parent Disclosure Schedule (the "Parent Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries, or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect.

    (c) Statutory Approvals. Except as described in Section 5.04(c) of the Parent Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect (the "Parent Required Statutory Approvals").

Section 5.05 REPORTS AND FINANCIAL STATEMENTS. The filings required by law or regulation to be made by Parent or any of its subsidiaries since December 31, 1998 have been filed with the appropriate Governmental Authority, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements required by law or regulation appertaining thereto, including, but not limited to, all rates, tariffs, franchises, services agreements and related documents, and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder. Parent has made available to the Company a true and complete copy of each form, report, schedule, registration statement, registration exemption, if applicable, and other document (together with all amendments thereof and supplements thereto) filed by Parent or any of its subsidiaries with the Nova Scotia Securities Commission and The Toronto Stock Exchange since December 31, 1998 (as such documents have since the time of their filing been amended, the "Parent Reports"), which are all the documents (other than preliminary materials) that Parent and its subsidiaries were required to file by law or regulation since such date. As of their respective dates, the Parent Reports (i) complied as to form in all material respects with all applicable legal requirements, and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) included in the Parent Reports (collectively, the "Parent Financial Statements") complied as to form in all material respects with all applicable rules and regulations, were prepared in accordance with generally accepted accounting principles of Parent's country of origin applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to Parent and its subsidiaries, taken as a whole)) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as set forth in Section 5.05 of the Parent Disclosure Schedule, each subsidiary of Parent is treated as a consolidated subsidiary of Parent in the Parent Financial Statements for all periods covered thereby.

Section 5.06 INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (i) the Proxy Statement and (ii) any other documents to be filed with the SEC (including, without limitation, under the 1935 Act) or any other Governmental Authority in connection with the Merger and other transactions contemplated hereby shall, on the date of their respective filings or, in the case of the Proxy Statement, at the date mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein. Any documents to be filed with the SEC by or on behalf of Parent or Merger Sub (including, without limitation, under the 1935 Act) or any other Governmental Authority in connection with the Merger and other transactions contemplated hereby shall comply as to form in all material respects with the requirements of, as applicable, the 1935 Act, any applicable federal securities laws or state or provincial laws and regulations.

Section 5.07  REGULATION AS A UTILITY.  Except as set forth in Section
5.07 of the Parent Disclosure Schedule and without giving effect to the transactions contemplated by this Agreement, neither Parent nor any "subsidiary company" (as such term is defined in the 1935 Act) of Parent is subject to regulation as (i) a "holding company," or a "public-utility company" or, to the actual knowledge of Parent, a "subsidiary company" or an "affiliate" of a "holding company," within the meaning of Sections 2(a)(7), 2(a)(5), 2(a)(8) or 2(a)(11), respectively, of the 1935 Act, (ii) a
"public utility" under the Power Act, (iii) a "natural-gas company" under the Natural Gas Act, or (iv) a public utility or public service company (or similar designation) by the federal government of the United States, any state in the United States or any political subdivision thereof, or by any foreign country or political subdivision thereof.

Section 5.08  OWNERSHIP OF COMPANY COMMON STOCK.  Except as set forth in
Section 5.08 of the Parent Disclosure Schedule, Parent does not
"beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock.

Section 5.09 FINANCING. Parent has sufficient funds available to it or has received binding written commitments subject only to customary terms and conditions from third parties to provide sufficient funds to pay the Merger Consideration on the Closing Date and to consummate the Merger and other transactions contemplated hereby.

Section 5.10 VOTE REQUIRED. Parent has approved the Merger, and such approval is the only vote of the holders of any class or series of the capital stock of Parent required to approve this Agreement, the Merger and the other transactions contemplated hereby.

                   				ARTICLE VI

        		 CONDUCT OF BUSINESS PENDING THE MERGER
        		 --------------------------------------

Section 6.01 COVENANTS OF THE PARTIES. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Parent and the Company each agree as follows, each as to itself and to each of its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

    (a) Ordinary Course of Business. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with good utility or other practice, as applicable, and in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, the Company shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to
(i) preserve intact their present business organizations and goodwill and preserve the goodwill and relationships with customers, suppliers and others having significant business dealings with them, (ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees as a group (provided that voluntary terminations of employment by officers or employees shall not be deemed a violation of this subsection), (iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice, and (iv) comply in all material respects with all laws, orders and regulations of all Governmental Authorities applicable to them.

    (b) Dividends. The Company shall not, nor shall it permit any of its subsidiaries to: (i) declare or pay any dividends on, or make other distributions in respect of, any capital stock other than (A) dividends by a direct or indirect subsidiary to the Company, (B) regular dividends on the Company Preferred Stock, (C) regular quarterly dividends on Company Common Stock that do not exceed the current regular dividends on Company Common Stock; provided that, the Company may increase the rate of such dividends to not more than $0.25 per quarter beginning on the first regular quarterly dividend payment date in 2001, and (D) if the Effective Time does not occur between a record date and payment date of a regular quarterly dividend, a special dividend on Company Common Stock with respect to the quarter in which the Effective Time occurs with a record date on or prior to the date on which the Effective Time occurs, which does not exceed an amount equal to the product of (x) the number of days between the last payment date of a regularly quarterly dividend and the record date of such special dividend, multiplied by (y) the then-effective regular quarterly dividend, (ii) split, combine or reclassify any capital stock or the capital stock of any subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or the capital stock of any subsidiary, or (iii) redeem, repurchase or otherwise acquire any shares of capital stock or the capital stock of any subsidiary other than (A) acquisitions of shares of capital stock in connection with the administration of the Company's dividend reinvestment plan as in effect on the date hereof in the ordinary course consistent with past practice, (B) cash payments to holders of Warrants in lieu of issuing Company Common Stock upon exercise of such Warrants, or
(C) intercompany acquisitions of capital stock.

    (c) Issuance of Securities. The Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than in the case of subsidiaries, for issuances of capital stock to the Company or another subsidiary.

    (d) Charter Documents; Other Actions. The Company shall not, nor shall it permit any of its subsidiaries to, amend its respective articles of organization, by-laws or regulations, or similar organic documents, and the Company shall not, nor shall it permit any of its subsidiaries to take or fail to take any other action which would reasonably be expected to prevent or materially impede or interfere with the Merger (except to the extent permitted by Section 6.02 and Article IX).

    (e) Acquisitions. Except as disclosed in Section 6.01(e) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets other than (i) in the ordinary course of business, and
(ii) acquisitions having an aggregate acquisition consideration payable by the Company of not more than $1,000,000. With respect to the acquisitions identified in Section 6.01(e) of the Company Disclosure Schedule, the Company has provided Parent true and complete copies of any existing relevant agreement relating thereto.

    (f)  Capital Expenditures.  Except (i) as may be required by law or
(ii) as reasonably deemed necessary by the Company following a catastrophic event, the Company shall not, nor shall it permit any of its subsidiaries to, make capital expenditures in excess of 110% of the aggregate amount budgeted by the Company or its subsidiaries for capital expenditures as set forth in
Section 6.01(f) of the Company Disclosure Schedule.

    (g) No Dispositions. Except as set forth in Section 6.01(g) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, or otherwise dispose of, any of its respective assets, other than (i) encumbrances or dispositions in the ordinary course of business consistent with past practice, and
(ii) dispositions of assets having an aggregate fair market value of not more than $500,000.

    (h) Indebtedness. Except as set forth in Section 6.01(h) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, incur or guarantee any indebtedness for borrowed money (including any such debt guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than
(i) short-term indebtedness and "keep well" or similar assurances for the benefit of customers, in each case in the ordinary course of business consistent with past practice, (ii) arrangements between the Company and its subsidiaries or among its subsidiaries, or (iii) after prior consultation with Parent, indebtedness to the extent necessary to repay maturing debt in accordance with its terms.

    (i) Compensation; Benefits. Except as set forth in Section 6.01(i) of the Company Disclosure Schedule, or as may be required by applicable law or collective bargaining agreements in effect on the date hereof, the Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any employee benefit plan, or otherwise increase the compensation or benefits of any director, officer or other employee of the Company or any of its subsidiaries, except for normal increases in compensation and benefits in the ordinary course of business consistent with past practice that, with respect to employees who are not officers, in the aggregate, do not result in an increase in benefits or compensation expense to the Company or any of its subsidiaries in excess of five (5) percent per year, or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or other employee other than with respect to employees who are not officers of the Company in the ordinary course of business consistent with current industry practice not to exceed $300,000 in the aggregate. Prior to the Closing Date, the Company shall take all necessary actions in a manner satisfactory to Parent, so that at and after the Closing Date, none of the capital stock or securities of the Company, the Surviving Corporation or their subsidiaries will be required to be held in, or distributed pursuant to, any of the Company's employee benefit plans or employment or similar contracts, agreements or arrangements with any director or other employee.

    (j) Labor Matters. Notwithstanding any other provision in this Agreement to the contrary, the Company and its subsidiaries may negotiate successor collective bargaining agreements to the agreements identified in
Section 4.10(m), and may negotiate other collective bargaining agreements or arrangements as required by law or for the purpose of implementing such agreements. The Company will keep Parent informed as to the status of, and will consult with Parent as to the strategy for, all negotiations with collective bargaining representatives. The Company and its subsidiaries shall act prudently and reasonably and consistent with their obligation under applicable law in such negotiations.

    (k) 1935 Act. Except as required or contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act.

    (l) Accounting. The Company shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or U.S. GAAP.

    (m) Cooperation; Notification. The Company shall, and shall cause its subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of Parent to discuss, subject to applicable law, material operational and business matters, (ii) promptly notify Parent of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, and (iii) advise Parent of any change or event which has had or could reasonably be expected to result in a Company Material Adverse Effect. Each party will promptly provide the other party with copies of all filings made by such party or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

    (n) Third-Party Consents. The Company shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all the Company Required Consents. The Company shall promptly notify Parent of any failure or prospective failure to obtain any such consents and, if requested by Parent shall provide copies of all the Company Required Consents obtained by the Company to Parent. Parent shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Parent Required Consents. Parent shall promptly notify the Company of any failure or prospective failure to obtain any such consents and, if requested by the Company, shall provide copies of all Parent Required Consents obtained by Parent to the Company.

    (o) No Breach, Etc. No party shall, nor shall any party permit any of its subsidiaries to, willfully take any action that would or reasonably be expected to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

    (p) Discharge of Liabilities. The Company shall not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.

    (q) Contracts. Except as set forth in Section 6.01(q) of the Company Disclosure Schedule, the Company shall not, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which the Company or any of its subsidiaries is a party or waive, release or assign any material rights or claims.

    (r) Insurance. The Company shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as are at least equal to what is currently maintained by the Company and described in Section 6.01(r) of the Company Disclosure Schedule.

    (s) Permits. The Company shall, and shall cause its subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which the Company or any of its subsidiaries operate except for those permits the expiration or termination of which would not reasonably be expected to have a Company Material Adverse Effect.

    (t) Takeover Laws. Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law.

    (u) No Rights Triggered. The Company shall ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result, directly or indirectly, in the grant of any rights to any person under any material agreement (other than the agreements disclosed in Section 6.01(u) of the Company Disclosure Schedule) to which it or any of its subsidiaries is a party.

    (v) Taxes. The Company shall not, and shall cause its subsidiaries not to, (i) make or rescind any express or deemed material election relating to Taxes, (ii) settle or compromise any claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes, or
(iii) change any of its methods of reporting income or deductions for Tax purposes, except as may be required by applicable law.

    (w) Organization and Conduct of Business of Merger Sub. As soon as reasonably practicable following the date hereof, Parent will take all necessary action to incorporate Merger Sub under the laws of a state of the United States as an indirect wholly-owned subsidiary of Parent. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Merger Sub to
(i) perform its obligations under this Agreement in accordance with its terms, and (ii) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which would reasonably be expected to prevent Parent or Merger Sub from performing their respective obligations under this Agreement.
Parent will remain the indirect owner of 100% of Merger Sub until the Effective Time.

    (x) Regulatory Matters. Subject to applicable law and except for non-material filings in the ordinary course of business consistent with past practice, the Company shall consult with Parent prior to implementing any material changes in its or any of its subsidiaries' rates or charges, standards of service or accounting or executing any agreement with respect thereto that is otherwise permitted under this Agreement, and the Company shall, and shall cause its subsidiaries to, deliver to Parent a copy of each such filing or agreement prior to the filing or execution thereof so that Parent may comment thereon.

Section 6.02 COVENANT OF THE COMPANY; ALTERNATIVE PROPOSALS. From and after the date hereof, the Company agrees (a) that it and its subsidiaries will not, and it will use its best efforts to cause its and its subsidiaries' employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries or any of the foregoing) not to, directly or indirectly, knowingly encourage, initiate or solicit (including by way of furnishing information) any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Alternative Proposal (as defined below) from any person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement an Alternative Proposal, (b) that it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted heretofore with a view of formulating an Alternative Proposal, and
(c) that it will immediately notify Parent orally and in writing of the receipt of any such inquiry, offer or proposals, and that it shall keep Parent informed of the status of any such inquiry, offer or proposal.

Notwithstanding any other provision hereof, the Company may at any time prior to the time the shareholders of the Company shall have voted to approve this Agreement (i) engage in discussions or negotiations with a third party who, without solicitation in violation of the terms hereof, seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (A)(x) the third party has first made an Alternative Proposal that, in the good faith judgment of the Company Board of Directors, is likely to be more favorable to the shareholders of the Company than the Merger, and has demonstrated that it will have adequate sources of financing to consummate such Alternative Proposal, and (y) the Company Board of Directors shall conclude in good faith, based upon the advice of outside counsel and such other matters as the Company Board of Directors deems relevant, that such actions are necessary for the Company Board of Directors to act in a manner consistent with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company
(x) provides prompt written notice to Parent to the effect that it intends to furnish information to, or intends to enter into discussions or negotiations with, such person or entity, and of the identity of the person or group making the Alternative Proposal and the material terms thereof, and
(y) receives from such person an executed confidentiality agreement in reasonably customary form except that such confidentiality agreement shall not prohibit such person from making an unsolicited Alternative Proposal,
(ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (iii) accept an Alternative Proposal from a third party, provided the Company terminates this Agreement pursuant to
Section 9.01(e). "Alternative Proposal" shall mean any merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving the Company or any proposal or offer to acquire in any manner, directly or indirectly (x) ten (10) percent or more of the outstanding Company Common Stock, or (y) all or a substantial portion of the assets of the Company and its subsidiaries taken as a whole. Nothing herein shall prohibit a disposition permitted by Section 6.01(g) hereof.

Section 6.03 CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

	                 		    ARTICLE VII

	          	      ADDITIONAL AGREEMENTS
		                ---------------------

Section 7.01 ACCESS TO INFORMATION. Upon reasonable notice and during normal business hours, the Company shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, agents and accountants of Parent (collectively, "Representatives") reasonable access, throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records to the extent that the Company or any of its subsidiaries is not under a legal obligation not to provide access or to the extent that such access would not constitute a waiver of the attorney-client privilege and does not unreasonably interfere with the business and operations of the Company; provided that such right of access shall not include random environmental testing with respect to any properties of the Company or its subsidiaries. During such period, the Company shall, and shall cause its subsidiaries to, furnish promptly to Parent (i) access to each material report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal, state or provincial securities laws or filed with or sent to the SEC, the FERC, the Department of Justice, the Federal Trade Commission or any other Governmental Authority, and (ii) access to the Company, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by Parent in connection with any filings, applications or approvals required or contemplated by this Agreement. The Company shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Evaluation Material (as defined in the Confidentiality and Standstill Agreement) concerning Parent furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality and Standstill Agreement, dated March 28, 2000, between the Company and Parent, as it may be amended from time to time (the "Confidentiality Agreement").

Section 7.02 REGULATORY AND OTHER APPROVALS. (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the Merger and other transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by either of such agencies.

    (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices (including, without limitation, notice to the Committee on Foreign Investment in the United States ("CFIUS") with respect to the Exon-Florio review process), petitions, filings and other documents, and to use all commercially reasonable efforts to obtain no later than the Initial Termination Date, as such date may be extended pursuant to Section 9.01(b), all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals and Parent Required Statutory Approvals. The parties agree that they will consult with each other with respect to obtaining the Company Required Statutory Approvals and Parent Required Statutory Approvals, such consultation to include review of drafts of all applications for such approvals.

    (c)  1935 Act Matters.  In furtherance of the foregoing subsection
(b), Parent agrees to register under Section 5 of the 1935 Act if such registration is necessary under applicable law (i) for Parent to obtain authorization from the SEC to consummate the Merger (if required), and/or
(ii) for Parent to obtain authorization from the SEC to own the Company as a direct or indirect subsidiary following the Merger. Parent agrees that it will use commercially reasonable efforts to complete all actions prior to the Initial Termination Date with respect to its present and proposed corporate, financial and business structure as may be necessary or appropriate in the opinion of United States counsel experienced in 1935 Act matters in order for the authorizations referred to above to be obtained prior to the Initial Termination Date, as such date may be extended pursuant to Section 9.01(b). Parent agrees that its application for approval of the Merger under the 1935 Act, and its application for registration under Section 5 of the 1935 Act, shall be made on the basis that each of its non-U.S. public-utility company subsidiaries (and such non-utility subsidiaries or businesses, if any, as Parent determines to place under or within any of such non-U.S. public utility company subsidiaries) shall claim the status of a "foreign utility company" under Section 33 of the 1935 Act. As used in this subsection (c), the term "subsidiary" means a subsidiary as defined in the 1935 Act.

Section 7.03  SHAREHOLDER APPROVAL; PROXY STATEMENT.
(a) The Company's Shareholders. The Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Special Meeting") for the purpose of securing the Company Shareholders' Approval, (ii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the Merger and the transactions contemplated hereby and thereby, and (iii) cooperate and consult with Parent with respect to each of the foregoing matters.

    (b) Proxy Statement. As soon as reasonably practicable after the date hereof, the Company shall prepare, file with the SEC and distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its articles of organization and by-laws. The Company and Parent shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to Parent copies of all correspondence between the Company or any of its Representatives and the SEC with respect to the Proxy Statement (except reports from financial advisors other than with the consent of such financial advisors). Each party hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. The Company shall also include in the Proxy Statement the recommendation of its Board of Directors that its shareholders approve this Agreement and the Merger as contemplated by clause
(a)(ii) of this Section 7.03.

Section 7.04  DIRECTORS' AND OFFICERS' INDEMNIFICATION.
(a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or a subsidiary of the Company (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Parties upon request reimbursement of documented expenses reasonably incurred. The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict or any significant issue between the position of such Indemnified Party and any other Indemnified Party or Indemnified Parties. Any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth in Section 719 of the MBCA, and the articles of organization or by-laws, shall be made as provided in such Section 719.

    (b)  Insurance.  For a period of six (6) years after the Effective
Time, Parent shall (i) cause to be maintained in effect policies of directors' and officers' liability insurance for the benefit of those persons who are currently covered by such policies of the Company on terms no less favorable than the terms of such current insurance coverage, or (ii) provide tail coverage for such persons which provides coverage for a period of six
(6) years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage.

    (c) Successors. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.04.

    (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company, and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in its respective articles of organization and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time.

    (e) Benefit. The provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 7.05 DISCLOSURE SCHEDULES. On the date hereof, (i) Parent has delivered to the Company a schedule (the "Parent Disclosure Schedule"), accompanied by a certificate signed by its Chief Financial Officer stating that the Parent Disclosure Schedule is being delivered pursuant to this
Section 7.05(i), and (ii) the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a certificate signed by its Chief Financial Officer stating that the Company Disclosure Schedule is being delivered pursuant to this Section 7.05(ii). The Company Disclosure Schedule and the Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

Section 7.06 PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law or the rules of any applicable securities exchange or Governmental Authority, the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto without the consent of the other party (which consent shall not be unreasonably withheld).

Section 7.07  CERTAIN EMPLOYEE AGREEMENTS AND ARRANGEMENTS.  Subject to
Section 7.08 and to applicable law and collective bargaining agreements, Parent and the Surviving Corporation and its subsidiaries shall honor, all contracts, agreements, collective bargaining agreements and commitments of the Company prior to the date hereof which have been disclosed in the Company Disclosure Schedule and which apply to any current or former employee or current or former director of the Company; provided, however, that the foregoing shall not prevent Parent or the Surviving Corporation from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment. Any workforce reductions affecting employees of the Company carried out within the twelve-month period following the Effective Time by Parent or the Surviving Corporation or their respective subsidiaries shall be done in accordance with
(i) the provisions of this Agreement, (ii) the recommendations of the Transition Steering Team to be established pursuant to Section 7.13 hereof, and (iii) all applicable collective bargaining agreements and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the WARN Act and regulations promulgated thereunder, and any comparable state or local law.

Section 7.08 EMPLOYEE BENEFIT PLANS. (a) For a period of twelve (12) months immediately following the Closing Date, the basic compensation, benefits and coverage provided to those individuals who do not have the benefit of a collective bargaining agreement with the Company and who continue to be employees of the Surviving Corporation, Parent or their respective subsidiaries ("Continuing Company Employees") pursuant to employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or their respective subsidiaries shall be not less favorable in the aggregate (as determined by Parent and the Surviving Corporation using reasonable assumptions and benefit valuation methods) than those provided to such Continuing Company Employees immediately prior to the Closing Date. For purposes of the foregoing, Parent and the Surviving Corporation shall not be required to take into account the fact that any Company Employee Benefit Plan allows for investment of funds in Company Common Stock. In addition to the foregoing, Parent shall, or shall cause the Surviving Corporation, Parent or their respective subsidiaries to, pay any employee whose employment is terminated by Parent, the Surviving Corporation or their respective subsidiaries within twelve (12) months of the Closing Date (other than for cause) a severance benefit package having the terms described in Section 7.08 of the Company Disclosure Schedule.

    (b) Parent shall, or shall cause the Surviving Corporation to, give the Continuing Company Employees full credit for purposes of eligibility, vesting and determination of seniority-based levels of benefits under any employee benefit plans or arrangements maintained by Parent or the Surviving Corporation, as applicable, in effect as of the Closing Date for such Continuing Company Employees' service with the Company or any subsidiary of the Company (or any prior employer) to the same extent recognized by the Company or such subsidiary immediately prior to the Closing Date. With respect to any employee benefit plan or arrangement established by Parent or the Surviving Corporation after the Closing Date (the "Post Closing
Plans"), service shall be credited in accordance with the terms of such Post Closing Plans, provided that the Continuing Company Employees shall be treated no less favorably in this respect than other similarly situated Employees of Parent or its affiliates who are covered under these same or similar plans. Notwithstanding the foregoing, if Parent or the Surviving Corporation or another affiliate of Parent (i) continues to maintain the Company's defined benefit pension plan (the "Company Pension Plan") on and after the Closing Date, or (ii) covers some or all of the Continuing Company Employees under an alternative defined benefit plan (an "Alternative Pension Plan"), then subject to applicable laws Parent shall cause the Company Pension Plan or such Alternative Pension Plan to count for benefit accrual purposes all prior service of the Continuing Company Employees that was counted for such purposes under the Company Pension Plan immediately prior to the Closing Date. Nothing in this Section 7.08(b), however, shall require that the Continuing Company Employees be given duplicative pension benefits with respect to service performed prior to the Closing Date.

    (c)  Parent shall, or shall cause the Surviving Corporation to,
(i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Company Employees under any welfare benefit plan established to replace any Company welfare benefit plans in which such Continuing Company Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Continuing Company Employees and that have not be satisfied as of the Closing Date under any welfare plan maintained for the Continuing Company Employees immediately prior to the Closing Date and
(ii) provide each Continuing Company Employee with credit for any co-payments and deductibles paid within the same plan year as the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Continuing Company Employees are eligible to participate in after the Closing Date.

Section 7.09 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 7.10 FURTHER ASSURANCES. (a) Each party will, and will cause its subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to satisfy the conditions set forth in Article VIII and to consummate the Merger in accordance with the terms hereof.

    (b) The parties expressly acknowledge and agree that, although it is their current intention to effect a business combination among themselves in the form contemplated by this Agreement, it may be preferable to effectuate such a business combination by means of an alternative structure in light of the conditions set forth in Section 8.01(d) or Sections 8.02(f) or (g). Accordingly, if the only conditions to the parties' obligations to consummate the Merger which are not satisfied or waived are receipt of any one or more of the Company Required Statutory Approvals or Parent Required Statutory Approvals, and the adoption of an alternative structure (that otherwise substantially preserves for Parent and the Company the economic benefits of the Merger and does not require any additional filings with, or authorizations, consents or approvals from, any Governmental Authority other than supplements or amendments to filings already made, to reflect such alternative structure) would result in such conditions being satisfied or waived, then the parties shall use their respective commercially reasonable efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; provided that, prior to the Closing, any such restructured transaction, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger, as applied to such alternative business combination, shall have been satisfied or waived. This subsection shall not be construed as extending the Initial Termination Date (as it may otherwise be extended in accordance with Section 9.01(b)).

Section 7.11 CORPORATE OFFICES. For a period of not less than 10 years subsequent to the Effective Time, the corporate headquarters of the Surviving Corporation shall be located in the State of Maine.

Section 7.12 COMMUNITY INVOLVEMENT. After the Effective Time, Parent will permit the Surviving Corporation to make charitable contributions to the communities served by the Surviving Corporation and otherwise maintain a substantial level of involvement in community activities in the State of Maine that is similar to, or greater than, the level of contributions, community development and related activities currently carried on by the Company.

Section 7.13 TRANSITION STEERING TEAM. As soon as reasonably practicable after the date hereof, Parent and the Company shall create a special transition steering team (the "Transition Steering Team"), with representation from Parent and the Company, that will develop recommendations concerning the future structure and operations of the Company after the Effective Time, subject to applicable law. The members of the Transition Steering Team shall be appointed by the Chief Executive Officers of Parent and the Company. The functions of the Transition Steering Team shall include
(i) the direction of the exchange of information and documents between the parties, including as contemplated by Section 7.01, and (ii) the development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals, and such other matters as they deem appropriate.

                			    ARTICLE VIII

               			     CONDITIONS
               			     -----------

Section 8.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.
The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

    (a) Shareholder Approval. The Company Shareholders' Approval shall have been obtained.

    (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, shall have expired or been terminated.

    (c) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

    (d) Statutory Approvals. The Company Required Statutory Approvals and Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time, and such approvals shall have become Final Orders (as defined below). A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

Section 8.02  CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER.
The obligation of Parent to effect the Merger shall be further subject to the satisfaction (or waiver by Parent), on or prior to the Closing Date, of each of the following conditions:

    (a) Performance of Obligations of the Company. The Company shall have performed in all material respects each of its agreements and covenants required by this Agreement to be so performed by the Company at or prior to the Closing.

    (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

    (c) Closing Certificates. Parent shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

    (d)  No Company Material Adverse Effect.  No Company Material
Adverse Effect shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances described in Section 4.06 of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof which could reasonably be expected to have a Company Material Adverse Effect.

    (e) MPUC Authorization. The Final Order or Orders of the MPUC in respect of the transactions contemplated by this Agreement shall not impose terms or conditions specifically in relation to the Merger which, in the reasonable judgment of Parent, could be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Surviving Corporation and its subsidiaries taken as a whole if the Merger were consummated.

    (f) 1935 Act Order. The Final Order or Orders of the SEC with respect to the Merger and the transactions contemplated by this Agreement and the subsequent registration of Parent as a holding company under the 1935 Act shall not impose terms or conditions which, in the reasonable judgment of Parent, would be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or the Surviving Corporation and its subsidiaries taken as a whole.

    (g) FERC Order. The Final Order or Orders of the FERC in respect of the transactions contemplated by this Agreement shall not impose terms or conditions specifically in relation to the Merger which, in the reasonable judgment of Parent, could be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or the Surviving Corporation and its subsidiaries taken as a whole.

    (h) Company Required Consents. The Company Required Consents shall have been obtained.

Section 8.03  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
MERGER. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company), on or prior to the Closing Date, of each of the following conditions:

    (a) Performance of Obligations of Parent. Parent shall have performed in all material respects each of its agreements and covenants required by this Agreement to be so performed by Parent at or prior to the Closing.

    (b) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

    (c) Closing Certificates. The Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

                			       ARTICLE IX

          		  TERMINATION, AMENDMENT AND WAIVER
         		  -----------------------------------

Section 9.01 TERMINATION. This Agreement may be terminated, and the Merger and other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

    (a) by mutual written consent of the Boards of Directors of the Company and Parent;

    (b) by Parent or the Company, by written notice to the other parties hereto, if the Effective Time shall not have occurred on or before the date which is twelve (12) months from the date hereof (the "Initial Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted directly or indirectly in, the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing with respect to Company Required Statutory Approvals and/or Parent Required Statutory Approvals set forth in Section 8.01(d) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to the 18th-month anniversary of the date hereof;

    (c) by Parent or the Company, by written notice to the other parties hereto, if the Company Shareholders' Approval shall not have been obtained at a duly held Company Special Meeting, including any adjournments thereof;

    (d) by Parent or the Company, if any federal or state law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or if any court of competent jurisdiction in the United States or any state in the United States shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable; (provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party that has not defended such lawsuit or other legal proceeding (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed));

    (e) by the Company upon ten (10) days' prior notice to Parent if the Board of Directors of the Company determines in good faith that termination of this Agreement is necessary for the Board of Directors of the Company to act in a manner consistent with its fiduciary duties to shareholders under applicable law by reason of an Alternative Proposal meeting the requirements of Section 6.02 having been made; provided that:

	    (A) the Board of Directors of the Company shall determine based on advice of outside counsel with respect to the Board of Directors' fiduciary duties that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions which may be offered by Parent in negotiation entered into pursuant to clause
(B) below, it is necessary pursuant to such fiduciary duties that the directors reconsider such commitment as a result of such Alternative Proposal, and

	   (B) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger or other transactions contemplated hereby on such adjusted terms.

    (f) by the Company, by written notice to Parent, if (i) there exist breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggregate, would or would reasonably be expected to result in a Parent Material Adverse Effect, and such breaches shall not have been remedied within twenty (20) days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, or (ii) there shall have been a material breach of any agreement or covenant of Parent hereunder, and such breach shall not have been remedied within twenty (20) days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied; or

    (g) by Parent, by written notice to the Company, if (i) there exist material breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would reasonably be expected to result in a Company Material Adverse Effect, and such breaches shall not have been remedied within twenty (20) days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) there shall have been a material breach of any agreement or covenant of the Company hereunder, and such failure to perform or comply shall not have been remedied within twenty (20) days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Directors of the Company (A) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated herein, (B) shall approve or recommend an Alternative Proposal, or (C) shall resolve to take any of the actions specified in clause (A) or
(B).

Section 9.02 EFFECT OF TERMINATION. In the event of a valid termination of this Agreement by either the Company or Parent pursuant to Section 9.01, this Agreement shall forthwith become null and void and there shall be no liability on the part of either the Company or Parent or their respective officers or directors hereunder, except that Section 7.09, Section 9.03, the agreement contained in the last sentence of Section 7.01, Section 10.08 and
Section 10.09 shall survive the termination.

Section 9.03 TERMINATION FEE; EXPENSES. (a) In the event that (i) this Agreement is terminated by the Company pursuant to Section 9.01(e) or
(ii) any person or group shall have made an Alternative Proposal that has not been withdrawn and this Agreement is terminated by (A) Parent pursuant to
Section 9.01(c) or Section 9.01(g)(iii) or (B) by the Company pursuant to
Section 9.01(b) and, in the case of this clause (ii) only, a definitive agreement with respect to such Alternative Proposal is executed within one
(1) year after such termination, then the Company shall pay to Parent, by wire transfer of same day funds within five (5) business days after (x) such termination (in the case of clause (i)) or (y) such execution (in the case of clause (ii)), a termination fee of $9.0 million, plus an amount equal to all documented out-of-pocket expenses and fees incurred by Parent arising out of, or in connection with or related to, the Merger and other transactions contemplated hereby, not in excess of $1.5 million in the aggregate.

    (b) Nature of Fees. The parties agree that the agreements contained in this Section 9.03 are an integral part of the Merger and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. The parties further agree that if any party is or becomes obligated to pay a termination fee pursuant to Section 9.03(a), the right to receive such termination fee shall be the sole remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation. If this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall be entitled to recover any additional amounts thereunder. Notwithstanding anything to the contrary contained in this
Section 9.03, if one party fails to promptly pay to the other any fee or expense due under this Section 9.03, in addition to any amounts paid or payable pursuant to such Section, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank Boston in Boston, Massachusetts from the date such fee was required to be paid.

Section 9.04 AMENDMENT. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of the Company and prior to the Effective Time, but after such approval only to the extent permitted by applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.05 WAIVER. At any time prior to the Effective Time, Parent or the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                     			      ARTICLE X

                     			 GENERAL PROVISIONS
                     			 -------------------

Section 10.01 NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.01, in Articles I and II and in Sections 7.04, 7.07, 7.08, 7.09, 7.11, 7.12, 7.13, 10.07, 10.08 and 10.09.
Parent may rely fully on the representations and warranties of the Company in
Article IV hereof and on the accuracy of any schedule and the genuineness of any document attached hereto or referred to herein or delivered by the Company in connection with this Agreement, notwithstanding any due diligence investigation of the Company by Parent prior to the date hereof.

Section 10.02 BROKERS. The Company represents and warrants that, except for Salomon Smith Barney Inc. whose fees have been disclosed to Parent prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent represents and warrants that, except for BMO Nesbitt Burns, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 10.03 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally,
(ii) sent by reputable overnight courier service, (iii) telecopied (which is confirmed), or (iv) five (5) days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)     If to the Company, to:

	       Bangor Hydro-Electric Company
	       33 State Street
	       Bangor, ME  04401
	       Attention:      President

	       Telephone:      207-941-6607
	       Telecopy:       207-973-2965

	   with a copy to:

	       Winthrop, Stimson, Putnam & Roberts
	       One Battery Park Plaza
	       New York, New York  10004-1490
	       Attention:      David P. Falck, Esq.

	       Telephone:      (212) 858-1000
	       Telecopy:       (212) 858-1500

    (b)    If to Parent, to:

	       NS Power Holdings Incorporated
	       P.O. Box 910
	       Halifax, Nova Scotia
	       Canada
	       Attention:      Secretary and General Counsel

	       Telephone:      902-428-6520
	       Telecopy:       902-428-6171

	  with a copy to:

	       Fulbright & Jaworski LLP
	       801 Pennsylvania Avenue, N.W.
	       Washington, D.C.  20004-2615
	       Attention:      Marilyn Mooney

	       Telephone:      202-662-4678
	       Telecopy:       202-662-4643

Section 10.04 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, (ii) shall not be assigned by operation of law or otherwise, and (iii) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles.

Section 10.05 INTERPRETATION. (a) When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation, " and whenever the phrase "to the knowledge of the Company" is used in this Agreement, it shall be deemed to be followed by the words "after due inquiry."

    (b) Notwithstanding the use of the phrase "could reasonably be expected to" with regard to any material qualifications in any of the representations or warranties in Article IV or Article V of this Agreement, such phrase shall be deemed not to apply to matters addressed by such representations and warranties that constitute facts and circumstances existing at the date of execution of this Agreement.

Section 10.06 COUNTERPARTS; EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 10.07 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for Article II and for rights of Indemnified Parties as set forth in Section 7.04, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.08 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.09 ENFORCEMENT; SUBMISSION TO JURISDICTION; WAIVER. (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

    (b) With respect to any dispute arising out of this Agreement or any of the transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company hereby irrevocably submits for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the courts referred to in subsection (a) of this Section. Any service of process to be made in any action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 10.03. Each of Parent, Merger Sub and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement,
(i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this
Section 10.09, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable law that
(A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

				    BANGOR HYDRO-ELECTRIC COMPANY


				    By:
					 Name:

					 Title:

				    NS POWER HOLDINGS INCORPORATED


				    By:
					 Name:
					 Title:


				    By:
					 Name:
					 Title: